Exhibit 4(l)

ISDA®

International Swaps and Derivatives Association, Inc.

NOVATION AGREEMENT

dated as of June 16, 2005 among:

GENERAL ELECTRIC CAPITAL SERVICES, INC. (the “Remaining Party”),
CEF EQUIPMENT HOLDING, L.L.C. (the “Transferor”)
and
GE COMMERCIAL EQUIPMENT FINANCING LLC, SERIES 2005-1 (the “Transferee”).

The Transferor and the Remaining Party have entered into Transactions (the “Old Transactions”), evidenced by the Confirmations (the “Old Confirmations”) subject to an ISDA Master Agreement dated as of June 16, 2005, between the Remaining Party and the Transferor (including the Schedule and any Credit Support Documents, the “Old Agreement”) each attached hereto as Exhibit A.

With effect from and including June 16, 2005 (the “Novation Date”) the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor (i) under and in respect of the Old Transactions, with the effect that the Remaining Party and the Transferee enter into a new transaction (the “New Transactions”) between them having terms identical to those of the Old Transactions and (ii) under and in respect of the Old Agreement, with the effect that the Remaining Party and the Transferee enter into a new ISDA Master Agreement, dated as of June 16, 2005 (the “New Agreement”) between them having terms identical to those of the Old Agreement, except as otherwise agreed between Remaining Party and Transferee.

The Remaining Party accepts the Transferee as its sole counterparty with respect to the New Transactions and the New Agreement.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transaction and the Old Agreement.

Accordingly, the parties agree as follows: —

1.	Definitions.

Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 2002 by the International Swaps and Derivatives Association, Inc., (the “2002 ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein.

2.	Transfer, Release, Discharge and Undertakings.

With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)	the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to the Old Agreement and each of the Old Transactions being assigned to the Transferee, and their respective rights against each other with respect to the Old Agreement and each Old Transactions are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Agreement and each Old Transaction; and

(b)	in respect of the New Agreement and each New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to the Old Agreement and each Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date).

(c)	for the avoidance of doubt, any Credit Support Document with respect to the Old Agreement is hereby assigned to the Transferee, and the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to any such Credit Support Document being assigned to the Transferee, and their respective rights against each other with respect to Credit Support Document are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party, its Credit Support Provider or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or its Credit Support Provider accordance with the terms of the Old Agreement (including such Credit Support Document).

3.	Representations and Warranties.

(a)	On the date of this Novation Agreement and on each Novation Date:

(i)	Each of the parties makes to each of the other parties those representations and warranties set forth in Section 3(a) of the 2002 ISDA Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Novation Agreement alone.

(ii)	The Remaining Party and the Transferor each makes to the other, and the Remaining Party and the Transferee each makes to the other, the representation set forth in Section 3(b) of the 2002 ISDA Master Agreement, in each case with respect to the Old Agreement or the New Agreement, as the case may be, and taking into account the parties entering into and performing their obligations under this Novation Agreement.

(iii)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)	it has made no prior transfer (whether by way of security or otherwise) of the Old Agreement or any interest or obligation in or under the Old Agreement or in respect of the Old Transactions; and

(B)	as of the Novation Date, all obligations of the Transferor and the Remaining Party under the Old Agreement and Old Transactions required to be performed on or before the Novation Date have been fulfilled.

(b)	The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the New Transactions or the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under the New Transactions or the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

4.	Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

5.	Costs and Expenses.

The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

6.	Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

7.	(a)	Governing Law.

This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

	(b)	Jurisdiction.

The terms of Section 13(b) of the 2002 ISDA Master Agreement shall apply to this Novation Agreement with references in such Section to “this Agreement” being deemed references to this Novation Agreement alone.

8.	Documentation.

The parties each acknowledge that, as of the date hereof (i) the Old Confirmations shall be deemed to be Confirmations between the Remaining Party and the Transferee and (ii) the Old Agreement shall be deemed to be the New Agreement between the Remaining Party and the Transferee and that the Remaining Party and the Transferee need not entering into new documentation.

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

CEF EQUIPMENT HOLDING, L.L.C.

By:
Name:
Title:

GE COMMERCIAL EQUIPMENT FINANCING LLC, SERIES 2005-1
BY: by CEF Equipment Holding, L.L.C., its Managing Member

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:
Name:
Title:

EXHIBIT A

The following agreements shall be Novated:

1. ISDA Master Agreement, dated as of June 16, 2005, between CEF Equipment Holding, L.L.C. and General Electric Capital Services, Inc.

2. Confirmations, dated as of June 16, 2005, between CEF Equipment Holding, L.L.C. and General Electric Capital Services, Inc. with the Transaction Reference Numbers: 19495, 19503 and 19496.